UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 10)

KENTUCKY INVESTORS, INC.
(Name of Insurer)

COMMON STOCK
(Title of Class of Securities)

491332 10 2
(CUSIP Number)

Check the following if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

1)	Name of Reporting Person:
Investors Heritage Life Insurance Company

SS or IRS Identification No.: 61-0574893

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power
6) Shared Voting Power

7) Sole Dispositive Power:189,233

8) Shared Dispositive Power: 94,185

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 283,418

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 25.01%

12)	Type of Reporting Person (See Instructions): IC

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Investors Heritage Life Insurance Company

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)__X__	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 283,418

	(b)	Percent of Class: 25.01%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: N/A

	(iii)	sole power to dispose or to direct the disposition of:189,233

	(iv)	shared power to dispose or to direct the disposition of: 94,185

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II		January 25, 2002
BY: Harry Lee Waterfield II		Date
Chairman of the Board & President
Investors Heritage Life Insurance Company

1)	Name of Reporting Person:
Investors Underwriters, Inc.

SS or IRS Identification No.: 61-6030786

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power
6) Shared Voting Power

7) Sole Dispositive Power: 94,185

8) Shared Dispositive Power

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 94,185

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 8.31%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Investors Underwriters, Inc.

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 94,185

	(b)	Percent of Class: 8.31%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: 94,185

	(iii)	sole power to dispose or to direct the disposition of: N/A

	(iv)	shared power to dispose or to direct the disposition of: 94,185

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II		January 25, 2002
BY: Harry Lee Waterfield II		Date
Chairman of the Board
Investors Underwriters, Inc.

1)	Name of Reporting Person:
HLW Investment Corporation

SS or IRS Identification No.: 61-1014584

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power: 140,620
6) Shared Voting Power: 123,345.4

7) Sole Dispositive Power: 140,620

8) Shared Dispositive Power: 123,345.4

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 263,965.4

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 23.29%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: HLW Investment Corporation

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 263.965.4

	(b)	Percent of Class: 23.29%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 140,620

	(ii)	shared power to vote or to direct the vote: 123,345.4

	(iii)	sole power to dispose or to direct the disposition of:140,620

	(iv)	shared power to dispose or to direct the disposition of: 123,345.4

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II		January 25, 2002
BY: Harry Lee Waterfield II		Date
Chairman of the Board & CEO
HLW Investment Corp.

1)	Name of Reporting Person:
TAP & Co.

SS or IRS Identification No.: 61-0733149

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power
6) Shared Voting Power: 292,427

These shares are held for the benefit of employees who participate in the Employee Stock Ownership Plan and the 401(k) Plan. The Administrative Committee of these plans directs the voting of these shares.

7) Sole Dispositive Power

8) Shared Dispositive Power: 292,427
The Trustee has the power to dispose of these shares by making distribution to beneficiaries in accordance with the plans.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 292,427

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 25.81%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: TAP & CO.

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601
	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)__X__	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 292,427

	(b)	Percent of Class: 25.81%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: 292,427

	(iii)	sole power to dispose or to direct the disposition of:N/A

	(iv)	shared power to dispose or to direct the disposition of: 292,427

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A
TAP & CO., Trustee for Employee Benefit Plan receives dividends. Benefit Plan Committee directs Trustee how to vote.

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Rickey D. Harp		January 25, 2002
BY: Rickey D. Harp		Date
Sr. Vice President
TAP & CO.

1)	Name of Reporting Person:
Harry Lee Waterfield II

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power: 50,010.88
6) Shared Voting Power: 249,507.94

7) Sole Dispositive Power: 50,010.88

8) Shared Dispositive Power: 532,925.94

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 582,936.82

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 50.72%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Harry Lee Waterfield II

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 582,936.82

	(b)	Percent of Class: 50.72%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 50,010.88

	(ii)	shared power to vote or to direct the vote: 249,507.94

	(iii)	sole power to dispose or to direct the disposition of: 50,010.88

	(iv)	shared power to dispose or to direct the disposition of: 532,925.94

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II		January 25, 2002
BY: Harry Lee Waterfield II		Date

1)	Name of Reporting Person:
RoseGayle Waterfield Hardy

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power: 21,907.84
6) Shared Voting Power: 198,961.08

7) Sole Dispositive Power: 21,907.84

8) Shared Dispositive Power: 198,961.08

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 220,868.92

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 19.49%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: RoseGayle Waterfield Hardy

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 220,868.91

	(b)	Percent of Class: 19.49%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 21,907.84

	(ii)	shared power to vote or to direct the vote: 198,961.08

	(iii)	sole power to dispose or to direct the disposition of: 21,907.84

	(iv)	shared power to dispose or to direct the disposition of: 198,961.08

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/RoseGayle Waterfield Hardy		January 25, 2002
BY: RoseGayle Waterfield Hardy		Date

1)	Name of Reporting Person:
Nancy Waterfield Walton

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power: 24,507.6
6) Shared Voting Power: 214,229.95

7) Sole Dispositive Power: 24,507.6

8) Shared Dispositive Power: 308,414.95

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 332,922.55

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 29.38%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Nancy Waterfield Walton

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 332,922.55

	(b)	Percent of Class: 29.38%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 24,507.6

	(ii)	shared power to vote or to direct the vote: 214,229.95

	(iii)	sole power to dispose or to direct the disposition of: 24,507.6

	(iv)	shared power to dispose or to direct the disposition of: 308,414.95

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Nancy Waterfield Walton		January 25, 2002
BY: Nancy Waterfield Walton		Date

1)	Name of Reporting Person:
HLW Corporation

SS or IRS Identification No.: 61-0593515

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power: 43,119.08
6) Shared Voting Power: 244,189.6

7) Sole Dispositive Power: 43,119.08

8) Shared Dispositive Power: 244,189.6

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 287,308.68

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 25.35%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: HLW Corporation

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)_____	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 287,308.68

	(b)	Percent of Class: 25.35%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 43,119.08

	(ii)	shared power to vote or to direct the vote: 244,189.6

	(iii)	sole power to dispose or to direct the disposition of: 43,119.08

	(iv)	shared power to dispose or to direct the disposition of: 244,189.6

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Harry Lee Waterfield II		January 25, 2002
BY: Harry Lee Waterfield II		Date
Chairman of the Board & President
HLW Corporation

1)	Name of Reporting Person:
Kentucky Investors, Inc. Employee Retirement Plan

SS or IRS Identification No.: 51-0166656

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5) Sole Voting Power
6) Shared Voting Power: 33,810.88
These shares are held for the benefit of employees who participate in the Employee Retirement Plan. The Administrative Committee of this Plan directs the voting of these shares.
7) Sole Dispositive Power

8) Shared Dispositive Power:33,810.88

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 33,810.88

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 2.98%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
	(a)	Name of Issuer: Kentucky Investors, Inc.

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Kentucky Investors, Inc. Employee Retirement Plan

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 491332 10 2

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or 13d2(b), check whether the person filing is a:

	(a)_____	Broker or Dealer registered under section 15 of the Act
	(b)_____	Bank as defined in section 3(a)(6) of the Act
	(c)_____	Insurance Company as defined in section 3(a)(19) of the Act
	(d)_____	Investment Company registered under section 8 of the Investment Company Act
	(e)_____	Investment Adviser registered under section 203 of the Investment advisers Act of 1940
	(f)__X__	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
	(g)_____	Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)(Note: See Item 7)
	(h)_____	Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.	Ownership

	(a)	Amount Beneficially Owned: 33,810.88

	(b)	Percent of Class: 2.98%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote:

	(ii)	shared power to vote or to direct the vote: 33,810.88

	(iii)	sole power to dispose or to direct the disposition of:

	(iv)	shared power to dispose or to direct the disposition of: 33,810.88

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than five Percent on Behalf of another Person: N/A

Item. 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item. 8.		Identification and Classification of members of the Group

(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired to the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired to connection with or as a participant in any transaction having such purposes or effect.

/s/Howard Lee Graham		January 25, 2002
BY: Howard Lee Graham, Chairman		Date
Kentucky Investors, Inc. Employee
Retirement Plan Committee

EXHIBIT A

Members of the Group:

1.Investors Heritage Life Insurance Company

2. Investors Underwriters, Inc.

3. HLW Investment Corporation

4. TAP & CO.

5. Harry Lee Waterfield II

6. RoseGayle Waterfield Hardy

7. Nancy Waterfield Walton

8. HLW Corporation

9. Kentucky Investors, Inc. Employee Retirement Plan